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                                                                   EXHIBIT 10.21

                                 ELOQUENT, INC.
                           2000 ALAMEDA DE LAS PULGAS
                                    SUITE 100
                               SAN MATEO, CA 94403


December 1, 2000

R. John Curson
530 Mansion Court, #306
Santa Clara, California  95054

RE:  TERMS OF EMPLOYMENT

Dear John:

In consideration of your continued employment with Eloquent, Inc., we are pleased to provide two changes to your employment relationship with the Company, as follows:

First, except as otherwise agreed by you and the Company in the future, all of your incentive stock options will be amended to provide that in the event of a "Corporate Transaction" (as defined below), 50% of your unvested shares will immediately vest upon the closing of such transaction. A "Corporate Transaction" is (a) a sale, lease or disposition of all or substantially all of the assets of Eloquent or (b) any consolidation or merger of Eloquent with or into any other entity, or any other corporate reorganization, in which the Eloquent stockholders immediately prior to such transaction own less than 50% of the surviving entity's voting power immediately after such transaction. The remaining terms and conditions of your option grant will remain unchanged.

Second, Eloquent will provide you with severance benefits as provided below. Either you or Eloquent may terminate your employment relationship at any time for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in a writing signed by a duly authorized officer or duly authorized member of the Board of Directors of Eloquent. However, if Eloquent terminates your employment without cause (as defined below), Eloquent will continue to pay your then-effective base salary, subject to standard withholdings and deductions, for a period of six months following such termination of employment. In addition, in such event, your stock options outlined above will continue to vest for the period in which your base salary is paid. Such severance benefits (base salary and vesting) will cease immediately upon your obtaining employment during such six-month period. "Cause" means (a) conviction or indictment for any felony or any crime involving moral turpitude or dishonesty; (b) participation in a fraud or act of dishonesty against Eloquent; (c) material breach of Eloquent's policies; (d) intentional damage to Eloquent's property; (e) material breach of the terms of this letter agreement, including any breach of Eloquent's employee proprietary information and inventions agreement; or (e) conduct by you that, in the good faith and reasonable determination of Eloquent's Board of Directors, demonstrates unacceptable job performance or gross unfitness to serve.


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This letter agreement is the complete, final and exclusive embodiment of the entire agreement between you and Eloquent with respect to the subject matters of this letter, and supersedes all prior understandings with respect to such subject matters. It may not be amended or modified except by a written instrument signed by you and a duly authorized officer or duly authorized member of the Board of Directors of Eloquent. This letter agreement will be construed and interpreted in accordance with the laws of the State of California and will be deemed drafted by both parties.

To accept our offer, please sign below and return this letter agreement to me.

Very truly yours,

Eloquent, Inc.


By: /s/ Clifford Reid
   ------------------------
    Clifford Reid
    Chief Executive Officer

Accepted and agreed:


/s/ R. John Curson
---------------------------
R. John Curson



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